Exhibit 10.3
ASCENT MEDIA GROUP, LLC
2006 LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective September 9, 2008)
     Ascent Media Group, LLC, a Delaware limited liability company (“the Company”), adopted the Ascent Media Group, LLC 2006 Long-Term Incentive Plan effective August 3, 2006 for the benefit of certain management and key employees, to secure the loyalty and continued services of and to provide a long term incentive to such personnel, to promote profitability and efficiency in the operations of the Company and the Employers, and to drive synergies with other DHC companies. The plan was amended and restated effective as of August 15, 2008 and hereby is further amended and restated effective as of the date first written above (as so amended and restated, the “Plan”).
Introduction
     As of the date the Plan was originally adopted, Ascent Media CANS, LLC (dba AccentHealth), a Delaware limited liability company (“AMC”), was an Affiliate of, and managed by, the Company. Prior to the date hereof, the Plan provided that the PAR Value of PARs granted pursuant to the Plan would be based in part upon the value of, and a portion of the free cash flow generated by, AMC.
     On September 4, 2008 (the “AH Sale Date”), the equity interests in AMC were sold to an unrelated party (the “AH Sale”). As a consequence of the AH Sale, AMC ceased to be an Affiliate of the Company, and the Company ceased to have any involvement in the management or operations of AMC. The Committee has determined that it would be in the best interests of the Company to modify the Plan to provide that (i) any Grantee holding PARs as of the AH Sale Date will receive accelerated distributions representing the portion of PAR Value attributable to the increase in the value of AMC and the free cash flow generated by AMC as of the AH Sale Date, and (ii) following the AH Sale Date, the value and the free cash flow of AMC will be excluded in determining benefits payable under the Plan upon the deemed exercise of PARs.
SECTION 1 DEFINITIONS:
     The terms set forth below have the definitions indicated whenever used in this Plan.
     (a) “2006/2007 PAR”: Any PAR having a Grant Date from August 3, 2006 to December 31, 2007, inclusive.
     (b) “2008 PAR”: Any PAR having a Grant Date from January 1, 2008 to the AH Sale Date, inclusive.

     (c) “Account”: An account established under Section 3 for each Grantee who is deemed to exercise vested PARs.
     (d) “Affiliate”: With respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person.
     (e) “AH Determination Date”: As to any Grantee, the earlier of (i) the AH Distribution Date that occurs in February, 2009 or (ii) the date of the Grantee’s Termination.
     (f) “AH Distribution”: As defined in Section 5(c).
     (g) “AH Distribution Date”: Each of the last regularly scheduled payroll dates of the Company that occurs during February and August of 2009, 2010 and 2011.
     (h) “AH Sale”: As defined in the introduction.
     (i) “AH Sale Date”: As defined in the introduction.
     (j) “Balance Sheet”: As of any relevant date, the balance sheet of the Company and its consolidated Subsidiaries as of such date prepared in accordance with generally accepted accounting principles.
     (k) “beneficial ownership”: As determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act and any successor regulation, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has or acquires the right to acquire, whether such right is exercisable immediately or after the passage of time.
     (l) “Beneficiary”: The Person or Persons designated by a Grantee pursuant to a Grant Agreement to receive the amount, if any, that becomes payable under this Plan upon the death of the Grantee.
     (m) “Cash-Basis Tax Payments”: For any calendar year, the aggregate cash actually expended by the Company and its consolidated Subsidiaries during such calendar year for the payment of taxes other than federal or state income taxes, regardless of the calendar year to which such taxes are attributable under generally acceptable accounting principles.
     (n) “Change in Control”: With respect to the Company at any time the Company is a corporation (or at any time the Company is not a corporation, in which case any reference to “stock” below will be deemed to refer to ownership interests in such non-corporate entity and any reference to “shareholders” below will be deemed to refer to the holders of such ownership interests), a change in ownership of the Company or a change in the ownership of a substantial portion of the Company’s assets, all as defined below:
          (i) A change in ownership of the Company will occur on the date that any one Person, or more than one Person acting as a group (a “Group”), acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the stock of the Company. However, if any Person or Group is considered to own more than 50% of the total fair market value or more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a change in the ownership of the Company. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1(n)(i). This Section 1(n)(i) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.
          (ii) A change in the ownership of a substantial portion of the Company’s assets will occur on the date that any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
          (iii) There is no Change in Control when there is a transfer to a Person that is Controlled by the shareholders of the Company immediately after the transfer, determined as follows: A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (A) a Person who is a shareholder of the Company immediately before the asset transfer, in exchange for or with respect to stock of the Company; (B) an entity, 50% or more of the total value or 50% or more of the total voting power of which is owned, directly or indirectly, by the Company; (C) a Person or Group that owns, directly or indirectly, 50% or more of the total value or 50% or more of the total voting power of all of the outstanding stock of the Company; or (D) an entity, at least 50% of the total value or 50% of the total voting power of which is owned, directly or indirectly, by a Person described in (C) of this paragraph. For purposes of this Section 1(n)(iii) and except as provided in the preceding sentence, a Person’s status is determined immediately after the transfer of the assets. Notwithstanding anything to the contrary in this Plan, a direct or indirect spin-off or split-off of the Company from DHC, however effected (including, for example, by a pro rata distribution or an exchange offer) will not be a Change in Control under this Plan.
          (iv) This definition is intended to comply with the definition of a change in ownership of the Company or a change in the ownership of a substantial portion of the Company’s assets under Code Section 409A, and shall be interpreted in a manner consistent with such intent.
     (o) “Change in Control Net Company Value”: As defined in Section 1(yy)(iii).
     (p) “Code”: The Internal Revenue Code of 1986, as amended. Unless otherwise indicated, any reference in this Plan to a section of the Code shall be deemed also to refer to any Treasury regulations promulgated thereunder.
     (q) “Committee”: The Committee will consist of two or more individuals appointed by DHC to administer this Plan. Notwithstanding the above, at any time the Company is a corporation and shares of the Company’s stock are publicly traded, the Committee will consist of two or more individuals appointed by the Board of Directors of the Company. To the extent compliance with Code Section 162(m) is intended with respect to any PAR, the Committee will consist of “outside directors” as defined under Code Section 162(m) and related Treasury regulations and, with respect to participation by individuals who are subject to Section 16 of the Exchange Act, the Committee will consist of “non-employee directors” as defined under Rule 16b-3 under the Exchange Act, and will comply with applicable stock exchange requirements.
     (r) “Company”: Ascent Media Group, LLC, a Delaware limited liability company.
     (s) “Company Capital Expenditures”: For any relevant period, the aggregate amount of expenses of the Company and its consolidated Subsidiaries that are required to be capitalized under generally accepted accounting principles.
     (t) “Company Debt”: As of any Valuation Date, the total amount of loans, advances, and other indebtedness, including intercompany indebtedness (other than intercompany indebtedness between the Company and any consolidated Subsidiary of the Company), before reduction for any unamortized discount, of the Company and its consolidated Subsidiaries as of such Valuation Date, determined in accordance with generally accepted accounting principles.
     (u) “Company EBITDA”: EBITDA of the Company and its consolidated Subsidiaries from all sources, which for any period will equal the total of CS EBITDA, NS Contracted EBITDA and NS Non-Contracted EBITDA for such period.
     (v) “Company Enterprise Value”: As of any Valuation Date, the sum of (A) the EBITDA Component, plus (B) the DCF Component.
     (w) “Control”: The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.
     (x) “Control Person”: Each of (i) the Chairman of the Board of DHC; (ii) the President of DHC; (iii) any Executive or Senior Vice President of DHC; (iv) each of the directors of DHC; and (v) the respective family members, estates and heirs of each of the Persons referred to in clauses (i) through (iv) above and any corporation, trust or other entity for the primary benefit of, or Controlled by, any of such Persons or their respective family members or heirs. “Family members” for this purpose means the parents, descendants, stepchildren, step grandchildren, nieces and nephews, and the spouse of the specified Person.
     (y) “CS EBITDA” means EBITDA of the Company and its consolidated Subsidiaries from the creative services and media management services and digital services businesses (but excluding the network services business) conducted by the Company and its consolidated Subsidiaries.

     (z) “Cumulative Free Cash Flow”: As of any Valuation Date, aggregate Free Cash Flow for all calendar years beginning on or after January 1, 2006 and ending on or before such Valuation Date.
     (aa) “Current Employee”: Any Person who is an employee of the Company or any of its Affiliates.
     (bb) “DCF Component”: As of any Valuation Date, the net present value, determined by applying an annual discount rate of 10%, of NS Contracted Free Cash Flow, determined utilizing the assumptions set forth in Part 2 of Schedule I.
     (cc) “DHC”: Discovery Holding Company, and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets; provided that if a Transferee Parent becomes the beneficial owner of all or substantially all of the equity securities of the Company then beneficially owned by DHC as to which DHC has dispositive power, the term “DHC” shall mean such Transferee Parent and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets.
     (dd) “Disabled”: Grantee’s permanent and total disability, as defined under the long term disability plan of the Employer or any Affiliate in which the Grantee participates or, if the Grantee does not participate in such a plan, “Disabled” will have the meaning set forth in Section 72(m)(7) of the Code. This definition also will apply to the term “Disability,” as the context requires.
     (ee) “EBITDA”: For any relevant period, operating income before interest, taxes, depreciation, amortization, non-cash compensation charges or credits and any write-down for impairment of assets, all as determined in accordance with generally accepted accounting principles.
     (ff) “EBITDA Component”: As of any Valuation Date, the sum of CS EBITDA and NS Non-Contracted EBITDA, in each case for the calendar year ending on the Valuation Date, multiplied by 7.5.
     (gg) “Employee”: (i) An employee or officer of any Employer, or (ii) any other Person designated from time to time by the Committee as an Employee for purposes of this Plan.
     (hh) “Employer”: Each of the Company and any direct or indirect Subsidiary of the Company.
     (ii) “Equity Unit”: A “phantom” interest created solely for purposes of the computation of PAR Value under this Plan.
     (jj) “Exchange Act”: The Securities Exchange Act of 1934, as amended.
     (kk) “Exercise Date”: As to any vested PAR held by a Grantee, the date on which such PAR is deemed exercised by the Grantee.

     (ll) “fair market value”: As to any asset, the cash price at which a willing seller would sell and a willing buyer would buy such asset, both having knowledge of all relevant facts, in an arm’s-length transaction without time constraints and neither being under any compulsion to buy or sell, as determined by the Committee by any reasonable means, including by an appraisal obtained from a reasonably qualified independent appraiser.
     (mm) “FCF Value”: As of any Valuation Date, the quotient obtained by dividing (i) Cumulative Free Cash Flow as of such Valuation Date multiplied by .06, by (ii) .05.
     (nn) “Forfeitable Benefits”: As defined in Section 2(h).
     (oo) “Free Cash Flow”: For any calendar year, (i) Company EBITDA, minus (ii) the sum of Company Capital Expenditures plus Cash-Basis Tax Payments plus the portion of any debt service payments properly allocable to interest on Company Debt for such calendar year.
     (pp) “Grant Agreement”: The Agreement to be entered into by the Company and each Grantee who is granted PARs under this Plan. The basic form of such Grant Agreement is attached as Exhibit A, but nothing shall prohibit the Committee from using any form of Grant Agreement determined acceptable to the Committee for grants to any Grantee without regard to the terms of this basic form of Grant Agreement.
     (qq) “Grant Date”: The date, as determined by the Committee, as of which PARs are granted to a Grantee.
     (rr) “Grantee”: Each Employee who is granted PARs by the Committee pursuant to Section 2(c).
     (ss) “Grant Value”: The baseline price of an Equity Unit to be used in calculating the PAR Value of a vested PAR. Unless otherwise determined by the Committee, and subject to any adjustment made in accordance with this Plan, the Grant Value with respect to any grant of PARs will equal the Value of an Equity Unit as of the Valuation Date immediately preceding the Grant Date of such PARs, provided that the Grant Value of any PAR granted as of a date during 2006 will be $50.50. Notwithstanding the foregoing, from and after the AH Sale Date, in addition to any further adjustment made in accordance with this Plan, the Grant Value of any 2006/2007 PAR will be reduced by $5.25, and the Grant Value of any 2008 PAR will be reduced by $9.l9.
     (tt) “Group”: As defined in Section 1(n)(i).
     (uu) “Investment Return”: As to the amount of any PAR Value credited to an Account upon the occurrence of a Change in Control as provided under Section 5(a)(v), interest calculated at a per annum rate that initially is equal to the Three-Month LIBOR Rate in effect upon the Exercise Date, adjusted on the corresponding day (each such day, an “Adjustment Date”) of every third month following the Exercise Date (each such month, an “Adjustment Month”) to equal the Three-Month LIBOR Rate in effect on such Adjustment Date, without compounding. For purposes of the preceding sentence, if an Adjustment Month does not contain a day corresponding to the applicable Exercise Date, the Adjustment Date for that Adjustment Month will be the last day of such Adjustment Month.
     (vv) “Market Price”: With respect to any common stock as of any relevant date, the Market Price will be determined as follows: (i) if the common stock is listed on any established stock exchange (as determined by the Committee) or quoted on a national market system that reports sales prices, including the National Market System of the Nasdaq Stock Market, the Market Price of a share of the common stock will be the last sale price for such stock on such day (or, if no sales were reported on such day, on the last preceding trading day on which a sale was reported) on such exchange or system, as reported in The Wall Street Journal or such other source as the Committee deems reliable; and (ii) if the common stock is quoted on the Nasdaq Stock Market (but not on the Global Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Market Price of a share of the common stock will be the mean between the high bid and high asked prices of the common stock, as reported in such source as the Committee deems reliable.
     (ww) “MIP”: The Ascent Media Group, LLC Management Incentive Plan, as amended and restated as of January 1, 2007 and as it may be further amended from time to time.
     (xx) “Misstatement Period”: As defined in Section 2(h).
     (yy) “Net Company Value”:
          (i) As of any Valuation Date, except as otherwise provided in Section 6(c) or Sections 1(yy)(ii) and (iii) below, “Net Company Value” will mean Company Enterprise Value as of such Valuation Date, reduced without duplication by (i) Company Debt, (ii) the liquidation value of any preferred equity interests reflected on the Balance Sheet as of such Valuation Date, (iii) the PAR Liability determined based on the Plan Value as of such Valuation Date, calculated using Net Company Value so determined and FCF Value as of such Valuation Date, and (iv) the amount, as determined by the Committee in good faith, for which the Company and/or any Subsidiary of the Company would be liable under any plan or arrangement (including any employment agreement) for incentive compensation awards (excluding any such awards pursuant to this Plan or the MIP), assuming full vesting of each such award and the occurrence of all events establishing the participant’s entitlement to payment under such award as of the relevant Valuation Date.
          (ii) Notwithstanding the foregoing, if at any time the Committee concludes that there has occurred an event or circumstance that reasonably could be expected to have an adverse effect on the Net Company Value that is not, or will not be, reflected in the Net Company Value determined as provided above, the Committee may direct that such adverse effect be taken into account in determining the Net Company Value as of such Valuation Date. The amount of such reduction in Net Company Value may be determined by any reasonable method.
          (iii) In the event of a Change in Control, the Net Company Value as of the date of such Change in Control shall be determined by the Committee in good faith based on the fair market value of the Net Consideration received upon the Change in Control (the “Change in Control Net Company Value”).
     (zz) “Net Consideration”: Proceeds from any Change in Control of the Company reduced by the amount of any debt repayment relating to, and any costs and expenses incurred in connection with, such transaction.
     (aaa) “NS Contracted EBITDA”: EBITDA of the Company and its consolidated Subsidiaries from the provision of broadcast playback and distribution services to third parties, determined utilizing the assumptions set forth in Part 1 of Schedule I.
     (bbb) “NS Contracted Free Cash Flow”: Projected NS Contracted EBITDA for all periods subsequent to the relevant Valuation Date from contracts in effect on such Valuation Date, reduced by projected Company Capital Expenditures allocable to such NS Contracted EBITDA, determined utilizing the assumptions set forth in Part 2 of Schedule I.
     (ccc) “NS Non-Contracted EBITDA”: EBITDA of the Company and its consolidated Subsidiaries, other than NS Contracted EBITDA, from the provision of all network services business conducted by the Company and its consolidated Subsidiaries.
     (ddd) “Overstated Plan Value”: As defined in Section 2(h).
     (eee) “PAR”: A right to receive, subject to the terms and conditions of this Plan, a payment in an amount equal to the PAR Value calculated with respect to an Equity Unit as of the relevant date of determination and any AH Distributions to which the holder of such PAR may become entitled in accordance with Section 5(c).
     (fff) “PAR Liability” means, as of any Valuation Date, an amount equal to the sum of (i) the aggregate PAR Value of all PARs outstanding and vested as of such Valuation Date, plus (ii) the aggregate amount of any AH Distributions determined with reference to all PARs outstanding and vested as of such Valuation Date (including, with respect to the December 31, 2008 Valuation Date, any AH Distributions determined with reference to any Grantee for whom the AH Determination Date occurs between the AH Sale Date and such Valuation Date), to the extent such AH Distributions have not been made as of such Valuation Date.
     (ggg) “PAR Value”: As of any date of determination, with respect to any PAR, the positive difference, if any, obtained by deducting the Grant Value of such PAR from the Value of an Equity Unit.
     (hhh) “Payment Date”: March 31, 2012.
     (iii) “Person”: Any individual or any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.
     (jjj) “Plan Expiration Date”: The expiration date of the Plan, which will be August 3, 2012, or such other date as determined by the Committee, provided such other date is not more than ten years from the date the Plan was originally adopted.

     (kkk) “Plan Value”: As of any Valuation Date, the sum of Net Company Value plus FCF Value.
     (lll) “Separation from Service”: Separation from service, as defined in Code Section 409A, with the Grantee’s Employer and all Persons with whom such Employer would be considered a single employer under Code Section 414(b) or (c), applying the 80% threshold used in the Treasury regulations promulgated under Code Section 414(b) or (c).
     (mmm) “Subsidiary”: With respect to any Person, any present or future subsidiary (as defined in Section 424(f) of the Code) of such Person that is Controlled by such Person or any business entity that is Controlled by such Person and in which such Person owns, directly or indirectly, 50% or more of the voting, capital or profits interest. An entity shall be deemed a Subsidiary of a Person for purposes of this definition only for such periods as the requisite ownership or Control relationship is maintained.
     (nnn) “Termination”: With respect to any Grantee, the complete cessation of Grantee’s employment with any and all Employers, whether by reason of the death, Disability, resignation or removal of the Grantee or for any other reason. This definition also will apply to the term “Terminated,” as the context requires.
     (ooo) “Termination for Cause”: With respect to any Grantee, the Termination of such Grantee on account of “cause” as such term is defined in the Grant Agreement and, if no such definition is included in the Grant Agreement, the definition of “cause” shall be that definition provided in an effective employment agreement between the Grantee and any Employer and, if no such effective employment agreement exists or no such definition is included in the employment agreement, “cause” shall include without limitation (i) the Grantee’s insubordination, dishonesty, incompetence, act of moral turpitude, or other misconduct of any kind; (ii) the willful and unreasonable refusal by the Grantee to perform the Grantee’s duties or responsibilities for any reason other than illness or incapacity; or (iii) the Grantee’s violation of any code of conduct, code of ethics, employment policies, or provisions of an employee handbook or other published policy (whether disseminated in writing to employees or via a website or other publication) of the Employer or any Affiliate which is applicable to the Grantee, as in effect from time to time; provided, that, if such Termination occurs within 12 months after a Change in Control, “cause” shall mean only a felony conviction for fraud, misappropriation of Employer funds, or embezzlement. Notwithstanding the above, if evidence of “cause” is acquired after any Termination that originally was not a Termination for Cause, the Termination may, in the discretion of the Committee, be treated as a Termination for Cause for purposes of this Plan; provided that, in such event, the forfeiture of benefits pursuant to Section 4(d)(ii) will be limited to amounts not yet paid to the Grantee as of the date the Committee determines that a prior Termination was a Termination for Cause.
     (ppp) “Three-Month LIBOR Rate”: As of any date of determination, the rate of interest per annum specified as the three-month LIBOR rate in The Wall Street Journal dated such date, provided that, if The Wall Street Journal is not published for such day or no such rate is specified in The Wall Street Journal on such day, the applicable rate shall be the rate specified on the last preceding day for which The Wall Street Journal was published and such rate was specified.

     (qqq) “Transferee Parent”: In the event of any transaction or series of related transactions involving the direct or indirect transfer (or relinquishment of Control) by DHC of a Person or Persons (a “Transferred Person”) that hold equity securities of the Company beneficially owned by DHC, such Transferred Person or its successor in such transaction or any ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of such Transferred Person or its successor if immediately after giving effect to such transaction or the last transaction in such series, voting securities representing at least a majority of the voting power of the outstanding voting securities of such Transferred Person, successor or ultimate parent entity are beneficially owned by any combination of DHC, Persons who prior to such transaction were beneficial owners of a majority of, or a majority of the voting power of, the outstanding voting securities of DHC (or of any publicly traded class or series of voting securities of DHC designed to track the economic performance of a specified group of assets or businesses) or Persons who are Control Persons.
     (rrr) “Unforeseeable Emergency”: A severe financial hardship to the Grantee resulting from (i) an illness or accident of the Grantee or the spouse or dependent of the Grantee; (ii) the loss of the Grantee’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Grantee’s control, all as determined under Code Section 409A.
     (sss) “Valuation Date”: December 31 of each of the calendar years 2006 through 2011.
     (ttt) “Valuation Report”: A written report setting forth the Company Enterprise Value, the Net Company Value, the Plan Value and the Value of an Equity Unit as of the relevant Valuation Date.
     (uuu) “Value of an Equity Unit”: As of any Valuation Date, Plan Value multiplied by .0000001.
     (vvv) “Vesting Date”: Each of (i) the day occurring during the third month following the Grant Date that corresponds to the Grant Date (or, if there is no such day, the last day of such month), and (ii) the corresponding day during each third month thereafter through the thirty-sixth month following the Grant Date. For example, if the Grant Date is August 3, 2006, the third day of each third month thereafter beginning with November, 2006 and ending with August, 2009 would be a Vesting Date.
SECTION 2 PHANTOM APPRECIATION RIGHTS.
     (a) General: This Plan provides the terms and conditions for the grant of, and payment with respect to, PARs to Grantees.
     (b) Number of PARs Available for Grant: The maximum number of PARs that may be granted under this Plan is 500,000 PARs, subject to adjustment pursuant to Section 2(c)(viii). PARs that are exercised and paid, and PARs that are forfeited or canceled or otherwise are not paid, will be available for grant under the Plan.

     (c) PARs Granted to Grantees:
          (i) The Committee will determine the criteria for eligibility for the award of PARs under this Plan. Such criteria may be amended from time to time by the Committee.
          (ii) The Committee will determine the PARs to be granted, if any, to those Employees selected by the Committee each year, in accordance with the criteria described in Section 2(c)(i). Such PARs will be granted to such Employees on or as of a Grant Date. The Committee will give notice to Grantees who have been awarded PARs within a reasonable time after such award. The Committee may make any PARs granted under this Plan subject to any restrictions, limitations, terms or conditions, in addition to those set forth herein, as it may determine and which are not inconsistent with the specific terms of this Plan.
          (iii) No Employee will have any right to receive any PARs in any year, irrespective of the grant of any PARs to such Employee in any past or succeeding year or the grant of any PARs to any other Employee in such year or any other year.
          (iv) Each grant of PARs to a Grantee will be made pursuant to a Grant Agreement executed by the Grantee and the Company, which Grant Agreement will specify the number of PARs granted to such Grantee, the Grant Date, the Grant Value, the PAR Expiration Date, and such other information as the Committee may prescribe. Only PARs granted pursuant to a duly executed and approved Grant Agreement, the form of which has been approved by the Committee, will be considered validly granted under this Plan. The initial form of Grant Agreement approved by the Committee is attached as Exhibit A.
          (v) Only vested PARs will entitle a Grantee to receive payments under this Plan. Vested PARs will represent only the right to receive the payments provided for in Section 5 at the time and in the amounts set forth in this Plan and subject to the terms and conditions of this Plan, and neither the existence of this Plan nor the grant or holding of any PARs will result in any Grantee, Beneficiary or other Person being considered as or possessing any of the rights of a shareholder or member of the Company or possessing any other rights or claims against the Company, any Employer, any Affiliate of the Company or any Employer, or any successor of any such Person. No Employee or other Person will have any claim or right to be granted PARs under this Plan.
          (vi) The grant of a PAR and the Company’s payment under any PAR are expressly conditioned on the requirement that all actions necessary to ensure compliance with all applicable state and local securities laws have been taken, as determined by the Company.
          (vii) The grant of a PAR and the Company’s payment under a PAR are expressly conditioned upon the satisfaction of all applicable federal, state and local income and other tax withholding requirements, as determined by the Company.
          (viii) If the Committee determines, in its sole discretion, that any distribution, reorganization, split-up, spin-off, combination, exchange of ownership interests,

dividend, contribution, disposition or acquisition (either of equity or assets), warrants or rights offering to purchase interests in the Company or any Employer, other similar event (including mergers, consolidations, initial public offerings, and Changes in Control), or other extraordinary event affects the PARs authorized and granted under this Plan such that an adjustment in such PARs is required in order to preserve the level of benefits or potential benefits (without enlargement or dilution of such benefits) intended to accrue to the Grantees under this Plan, then the Committee, in its sole discretion, shall make such adjustments in the PARs (including increases or decreases to the Grant Value of PARs and increases or decreases to the number of PARs granted) and/or the terms of this Plan relating to the valuation of a PAR in such manner as the Committee, in its sole discretion, deems appropriate and equitable. The Committee may make any such adjustment for all Grantees and all PARs, or the Committee, in its discretion, may make such adjustments only for such Grantees or such PARs as it deems appropriate. Notwithstanding the foregoing, the Committee shall make appropriate adjustments to the Grant Value of outstanding PARs to reflect the effect of (A) any contribution of cash or other assets to the Company, directly or indirectly, by any member of the Company to effect a material acquisition of assets by the Company or any of its consolidated Subsidiaries, or (B) any distribution of cash or other assets, directly or indirectly, to any member of the Company, which cash or other assets were generated by a material disposition of assets by the Company or any of its consolidated Subsidiaries.
          (ix) The Committee may designate whether any PAR being granted to any Grantee is intended to constitute “performance-based compensation” as that term is used in Code Section 162(m). Any such PAR grants designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, which shall be set in advance by the Committee. For PAR grants intended to be “performance-based compensation,” the grant of the PARs and the establishment of the performance measures shall be made during the period required under Code Section 162(m).
     (d) Grantee’s Agreement Not to Compete: In consideration of the grant of PARs, each Grantee will be deemed to have agreed that, while in the employ of any of the Employers, the Grantee will not, directly or indirectly, as principal or agent, or in any other capacity, own, manage, operate, participate in, or be employed by or otherwise be interested in, or connected in any manner with any Person that competes with the business of the Company and its Subsidiaries within the United States or within the United Kingdom, as such business is conducted while the Grantee is employed by any Employer. Nothing contained herein shall be construed as denying the Grantee the right to own securities of any such Person, so long as such securities are listed on a national securities exchange or quoted on the Nasdaq Stock Market, to the extent of an aggregate of 5% of the outstanding shares of such securities.
     (e) Grantee’s Agreement to Keep Information Confidential: In consideration of the grant of PARs, each Grantee will be deemed to have agreed that, while in the employ of any of the Employers and thereafter, the Grantee will not, other than in the performance of his or her duties as an employee of any Employer, directly or indirectly make use of, or divulge to any Person, and the Grantee will use his or her best efforts to prevent the publication or disclosure of, any confidential or proprietary information concerning the business, accounts or finances of, or any of the methods of doing business used by the Company or any Employer or of the dealings, transactions, or affairs of the Company, any Employer, or any of their customers which have or which may have come to such Grantee’s knowledge during his or her employment with any of the Employers, except as may be required by law.
     (f) Grantee’s Agreement Regarding Non-Solicitation: In consideration of the grant of PARs, each Grantee will be deemed to have agreed that, while in the employ of any of the Employers and for a period of one year thereafter, the Grantee will not solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any Current Employee to leave employment with the Company or any Affiliate of the Company, including directly or indirectly: (i) requesting that a Current Employee change employment, (ii) informing a Current Employee that an opening exists elsewhere, (iii) assisting a Current Employee in finding employment elsewhere, (iv) inquiring if a Current Employee “knows of anyone who might be interested” in a position elsewhere, (v) inquiring if a Current Employee might have an interest in employment elsewhere, (vi) informing others of the name or status of, or other information about, a Current Employee, or (vii) any other similar conduct, the effect of which is that a Current Employee is induced to leave the employment of the Company or any of the Company’s Affiliates.
     (g) Remedies for Violation of Sections 2(d), 2(e) and 2(f). Each Grantee, by acceptance of a grant of a PAR, will be deemed to have agreed that: (i) the Company and the other Employers will be irreparably injured in the event of a breach by the Grantee of any of his or her obligations under Section 2(d), 2(e) or 2(f); (ii) in the event of a breach by the Grantee under Section 2(d), 2(e) or 2(f), the Grantee will repay to the Company any and all amounts received by the Grantee under this Plan (whether such payments were received prior or subsequent to such breach) together with interest from the date of such payment to the date reimbursement is made at the rate per annum equal to the prime rate of interest charged by the bank designated by the Committee plus 5% or, if lower, the maximum rate permitted by law, and the Grantee will forfeit any and all vested and unvested PARs and any Account he or she may have under this Plan, and the Grantee will not be entitled to any further payment or right under this Plan; (iii) because monetary damages will not be an adequate remedy for any such breach, each of the Company and the other Employers will also be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (iv) the existence of any unrelated claims which the Grantee may have against the Company or any other Employer, whether under this Plan or otherwise, will not be a defense to the enforcement by the Company or any other Employer of any of their rights under Sections 2(d), 2(e) or 2(f). The covenants of the Grantee contained in Sections 2(d), 2(e) and 2(f) are in addition to, and not in lieu of, any obligations which the Grantee may have with respect to the subject matter of such Sections, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability will survive any Termination of the employment of the Grantee and any investigation made with respect to the breach thereof by the Company or any other Employer.
     (h) Forfeiture for Misconduct and Repayment of Certain Amounts. This Section 2(h) will apply to a Grantee who is the Chief Executive Officer or the Chief Financial Officer of the Company (or a Grantee acting in a capacity similar to either of those positions) and to such other Grantees as the Committee may designate. If (i) a material restatement of any consolidated financial statement of DHC and its consolidated subsidiaries (including the Company) is required and, in the reasonable judgment of the Committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws, and (B) such noncompliance is a result of misconduct by or on the part of the Grantee; or (ii) in the reasonable judgment of the Committee, the Plan Value as of any Valuation Date is higher than would have been the case had one or more facts or circumstances been disclosed to the Committee (“Overstated Plan Value”) and the omission of such disclosure is a result of misconduct by or on the part of the Grantee, the Grantee will repay to the Company Forfeitable Benefits received by the Grantee in such amount as the Committee may reasonably determine, taking into account any factors deemed relevant by the Committee. “Forfeitable Benefits” means any and all cash and/or shares received by the Grantee (i) upon the deemed exercise during the Misstatement Period of any PARs held by the Grantee, (ii) upon the payment of any AH Distribution during the Misstatement Period, or (iii) upon the deemed exercise of any PARs held by the Grantee if the PAR Value of such PARs was determined using the Overstated Plan Value. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement. To the extent applicable, each Grant Agreement will include language substantially to the effect of the forgoing with such modifications as the Committee may approve either generally or as applied to any one or more Grantees, it being acknowledged that a Grant Agreement may include language describing, for example, in what circumstances a Grantee will be deemed to be involved in or responsible for misconduct.
     (i) Reasonableness of Covenants: In consideration of the grant of PARs, each Grantee will be deemed to have agreed that: (i) the covenants of the Grantee set forth in this Section 2 are reasonable and necessary to protect the trade secrets and other business interests of the Company and the other Employers; (ii) without limiting the generality of Section 7(k) of this Plan, if, contrary to the purpose and intent of the Company, the other Employers and the Grantee, any such covenant is finally determined by arbitration or judicial proceeding to be unenforceable in any respect as written, such provision will be deemed to have been automatically modified to the minimum extent necessary to make it enforceable and the provision will be enforced as so modified; (iii) the covenants set forth in this Section 2 are intended to be a series of separate covenants applicable independently in each state and to be enforceable in each state to the maximum extent permitted by the laws of that state; and (iv) the unenforceability or invalidity of any such covenant, and any limitation on the enforceability of any such covenant, in any state shall not affect the enforceability or validity of such covenant in any other state.
SECTION 3 NATURE OF INTERESTS: ACCOUNTING:
     (a) Nature of Interests: The Plan will be entirely unfunded, and the Company’s obligation to any Grantee hereunder shall constitute an unfunded and unsecured promise to make payments in accordance with the terms of this Plan. Nothing contained in, and no action taken pursuant to, this Plan will create or be construed to create a trust or funded benefit of any kind in favor of any Person, or a partnership or fiduciary relationship between or among the Company, any Employer, the Committee, any Grantee, any designated Beneficiary or any other Person. Title to and beneficial ownership of all assets, if any, whether cash or investments, that the Company may designate to pay the vested PARs granted under this Plan will at all times remain in the Company’s general asset account, and neither any Grantee nor any other Person will have any right or property interest whatsoever in any such asset of the Company until such PARs are paid to the Grantee in accordance with this Plan. The Company will not be required to pre-fund its obligations under this Plan in any manner, whether by purchase of insurance contracts, contributions to a trust fund, deposits in an escrow account or otherwise. If the Company in its discretion does purchase any such contract or deposit funds in any such fund or account, no Grantee or Beneficiary will have any right or interest in or to such contract, trust or account, and such Grantee or Beneficiary will have only the rights of a general unsecured creditor with respect to the Company’s unsecured promise to pay the Grantee’s Account or any AH Distributions to which the Grantee may become entitled in accordance with this Plan.
     (b) Account: A separate Account will be established and maintained for each Grantee who is granted a PAR under this Plan. The Account will be credited with (i) the PAR Value of any vested PARs deemed exercised by the Grantee in accordance with Section 5, plus (ii) to the extent provided in Section 5(a)(v), Investment Return calculated from the Exercise Date through the date of payment of the Grantee’s Account in accordance with Section 5(b).
     (c) Plan Expenses and Allocation of Costs of PARs: Vested PARs granted to Grantees under this Plan, and other expenses associated with the establishment, administration and termination of this Plan, as determined by the Committee, will be paid by the Company in accordance with the terms and conditions set forth herein and, if so determined by the Company, the costs of such payments and expenses, or a portion thereof, will be charged by the Company to the Employers under such method of allocation as the Company deems appropriate.
SECTION 4 VESTING:
     (a) Vesting: Except as otherwise provided by this Section 4, a Grantee’s interest in PARs granted under this Plan is unvested and forfeitable at all times.
     (b) Vesting While in the Employ of an Employer:
          (i) Unless the Grant Agreement provides otherwise, a Grantee will become vested in one-twelfth of the number of PARs granted to such Grantee on each Vesting Date relating to such PARs, provided that the Grantee has been continuously employed on a full-time basis by the Company or an Employer from the Grant Date through the applicable Vesting Date. Notwithstanding the preceding sentence, the Committee may shorten the period for the vesting of any PARs granted to any Grantee under this Plan.
          (ii) For purposes of vesting, credit for any absence by reason of the Grantee’s short-term disability, layoff or any other reason may be granted by the Committee in writing.
          (iii) For purposes of vesting, (A) unless the Committee otherwise determines, a change of employment from one Employer to a different Employer will not be a Termination (and such Grantee’s employment will be deemed to be continuous and uninterrupted) if such change of employment was made at the request or with the express consent of the Company, and (B) a change of employment that is not made at the request or with the express consent of the Company will be deemed a Termination, unless the Committee otherwise determines.

     (c) 100% Vesting Upon Death or Disability: A Grantee who dies or becomes Disabled while employed with an Employer will be 100% vested in his or her PARs as of the date of such death or Disability.
     (d) Termination:
          (i) Unless the Grant Agreement provides otherwise, and except as provided in Section 4(c) above, in the event of the Termination of a Grantee prior to such Grantee becoming 100% vested in his or her PARs, whether such Termination is initiated by the Grantee or the Employer, any unvested PARs held by such Grantee on the date of such Termination will be canceled, such Grantee will have no further right or interest under this Plan with respect to such canceled PARs, and none of the Company or any of the Employers will have any further obligation with respect thereto. The percentage of vesting in any PARs held by a Grantee on his or her Termination date will not be increased by reason of any service performed by the Grantee after the date of any subsequent reemployment of the Grantee by any Employer.
          (ii) In the event of the Termination for Cause of a Grantee, all PARs held by such Grantee, whether vested or unvested, will be canceled and any Account held by the Grantee shall be forfeited, such Grantee will have no further right or interest under this Plan with respect to any such canceled PARs or such Account, and none of the Company or any of the Employers will have any further obligation with respect thereto.
     (e) 100% Vesting Upon Change in Control: Upon the occurrence of a Change in Control while the Grantee is a full-time Employee of any Employer, the Grantee will become 100% vested in his or her PARs as of the date on which such Change in Control occurs.
SECTION 5 EXERCISE OF PARS; PAYMENT OF ACCOUNTS AND AH DISTRIBUTIONS:
     (a) Exercise of PARs and Credit of PAR Value to Account:
          (i) The deemed exercise of a vested PAR results in the exchange of the vested PAR for a credit to the Account of the Grantee equal to the PAR Value of the deemed exercised PAR. Payment of the Grantee’s Account will be made as described in Section 5(b) below.
          (ii) Except as otherwise provided in the Grant Agreement, a Grantee who has not been Terminated as of the Payment Date will be deemed to have exercised all of his or her vested PARs on the Payment Date provided such PARs were not theretofore deemed exercised pursuant to Section 5(a)(v) below. The PAR Value of such deemed exercised PARs will be determined utilizing the Plan Value as of the Valuation Date immediately preceding the Payment Date. The PAR Value of the PARs deemed to be exercised will be credited to the Grantee’s Account and will be paid only as provided in Section 5(b).
          (iii) Upon the Termination of a Grantee prior to the Payment Date for any reason other than a Termination for Cause, such Grantee will be deemed to have exercised all of his or her vested PARs on the date of such Termination provided such PARs were not theretofore deemed exercised pursuant to Section 5(a)(v) below. The PAR Value of such deemed exercised PARs will be determined utilizing the Plan Value as of the Valuation Date immediately preceding the date of Termination (or, if the date of Termination coincides with a Valuation Date, such Valuation Date). The PAR Value of the deemed exercised PARs will be credited to the Grantee’s Account and will be paid only as provided in Section 5(b).
          (iv) A Termination for Cause results in complete forfeiture of all vested and unvested PARs and of the Grantee’s entire Account under Section 4(d)(ii) so that no exercise of such PARs will be deemed to occur and no payment will be made under this Plan to or on behalf of any Grantee who is Terminated for Cause.
          (v) Upon the occurrence of a Change in Control prior to the Payment Date, a Grantee who has not been Terminated as of the date on which such Change in Control occurs will be deemed to have exercised any vested PARs held by him or her as of the date on which such Change in Control occurs. The PAR Value of such deemed exercised PARs will be determined utilizing the Change in Control Net Company Value. The PAR Value of the PARs deemed to be exercised will be credited to the Grantee’s Account, together with Investment Return calculated on such PAR Value from the date of such Change in Control through the date of payment of Grantee’s Account in accordance with Section 5(b), will be paid only as provided in Section 5(b).
     (b) Payment of Account: Except as otherwise provided in the Grant Agreement, the entire balance of the Grantee’s Account will be paid to the Grantee on the earlier to occur of the following:
          (i) The Payment Date (or, at the sole election of the Committee, on any day within 90 days following the Payment Date); and
          (ii) The six-month anniversary of the date of the Grantee’s Separation from Service or, if such date is not a business day, on the first business day thereafter.
     (c) Payment of AH Distributions: In addition to payment of such Grantee’s Account pursuant to Section 5(b) above, each Grantee will be paid the following amount(s) (each, an “AH Distribution”) at the time(s) indicated:
          (i) On the AH Distribution Date that occurs in February, 2009, an amount equal to the sum of (A) the number of 2006/2007 PARs held by such Grantee that were vested as of the AH Determination Date, multiplied by $8.36, plus (B) the number of 2008 PARs held by such Grantee that were vested as of the AH Determination Date, multiplied by (2) $4.42; and
          (ii) On each AH Distribution Date that occurs after February, 2009, an amount equal to the sum of (A) the number of 2006/2007 PARs held by such Grantee that vested on or prior to such AH Distribution Date and subsequent to the immediately preceding AH Distribution Date (and not thereafter canceled and forfeited pursuant to Section 4(d)(ii) above), multiplied by $8.36, plus (B) the number of 2008 PARs held by such Grantee that vested on or prior to such AH Distribution Date and subsequent to the immediately preceding AH

Distribution Date (and not thereafter canceled and forfeited pursuant to Section 4(d)(ii) above), multiplied by $4.42.
     (d) Other Payment Provisions:
          (i) To the extent that the Company reasonably anticipates that, with respect to any payment scheduled to be made to a Grantee from the Plan during a taxable year, the Company’s deduction for such payment would be barred by the application of Code Section 162(m), the Company may elect to delay such payment until either (A) the first taxable year of the Grantee in which the Company reasonably anticipates, or should reasonably anticipate, that if such payment is made, the deduction will not be so barred, or (B) the period beginning with the Grantee’s Separation from Service and ending on the later of the last day of the taxable year of the Company in which the Grantee’s Separation from Service occurs or the 15th day of the third month following such Separation from Service; provided that any distribution under this Section 5(b)(ii) made upon a Grantee’s Separation from Service, including a Separation from Service that results in Code Section 162(m) becoming inapplicable to a Grantee, must comply with the provisions of Section 5(d)(ii) below if the Grantee is a “specified employee” (as described in Section 5(d)(ii)).
          (ii) Notwithstanding any provision of this Plan or any Grant Agreement to the contrary, to the extent required under Code Section 409A, any amount that otherwise would be payable to a Grantee who is a “specified employee,” as determined by the Company in accordance with Code Section 409A, during the six-month period following such Grantee’s Separation from Service shall be suspended until the lapse of such six-month period (or, if earlier, the date of death of the Grantee). The amount that otherwise would be payable to such Grantee during such period of suspension, unadjusted for any interest on such suspended amount, shall be paid in a single payment on the day following the end of such six-month period or within 30 days following the death of the Grantee during such six-month period, provided that the death of the Grantee during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of the Grantee’s death.
          (iii) Except as otherwise provided in any written agreement to which the Company is a party, the Company will have sole liability to Grantees in respect of the payment of their Accounts and any AH Distributions payable under this Section 5.
          (iv) The Grantee may designate a Beneficiary for the Grantee’s Account and any AH Distributions to which the Grantee may become entitled, and may change or revoke a Beneficiary designation at any time by filing a new designation or notice of revocation with the Committee. No notice to, or consent by, any Beneficiary will be required to effect any change or revocation of designation. If a Grantee does not designate a Beneficiary, the Grantee’s Beneficiary will be deemed to be the Grantee’s estate and payments required hereunder will be made accordingly.
          (v) Notwithstanding the above, payment of a Grantee’s Account and any AH Distributions to which the Grantee has become entitled will be accelerated upon the following events:

                    (A) To make payment to an alternate payee upon the receipt of a qualified domestic relations order;
                    (B) Upon an Unforeseeable Emergency, at the request of the Grantee; provided that the amount distributed for a Unforeseeable Emergency does not exceed the amount necessary to satisfy such Unforeseeable Emergency, plus amounts necessary to pay any taxes reasonably anticipated as a result of the distribution; or
                    (C) In the event this Plan fails to meet the requirements of Code Section 409A with respect to such Grantee, but only to the extent of the amount included in the Grantee’s income as a result of such failure.
     (e) Form of Payment: Any payment of an Account or an AH Distribution will be subject to applicable withholding for federal, state and local taxes. At the discretion of the Committee, payment of Accounts and/or AH Distributions may be made in:
          (i) Cash;
          (ii) Whole shares of any class or series of common stock of the Company (if the Company is a corporation) or any Affiliate of the Company designated by the Committee; provided that such class or series is registered under Section 12 or 15(d) of the Exchange Act and there is an established market for such stock. For purposes of this Section 5(d)(ii), an established market will exist with respect to any stock if sale prices or bid and asked prices for such stock are reported on a national securities exchange or on the Nasdaq Stock Market.
                    (A) For purposes of determining the number of shares of common stock to be delivered under this Section, such shares will be deemed to have a per share value equal to the Market Price of such common stock on the third trading day preceding the date shares are to be delivered to a Grantee.
                    (B) Any shares of common stock made available for payment under this Section will not be paid until the Committee is satisfied that the delivery of such shares will not violate the registration requirements of any applicable securities laws and that the recipient of such shares will have the right to transfer such shares without any material restriction pursuant to such securities laws. No fractional shares of stock will be issued or paid under this Section. To the extent any portion of an Account or an AH Distribution is not paid in the form of stock under this Section, such portion of such Account or AH Distribution, if any, will be paid in cash.
     (f) Creation of “Rabbi Trust”: If a Change in Control occurs prior to October 1, 2011, the Company shall, upon the occurrence of such Change in Control, establish a “rabbi trust” or other similar vehicle pursuant to then-applicable tax laws (provided that any such arrangement shall not change the status of this Plan as an unfunded nonqualified deferred compensation arrangement), and the Company shall deposit into such trust or other vehicle an amount equal to the benefits under the Plan that are vested and accrued as of the date of such Change in Control.

     (g) Payment to Minors or Incapacitated Persons: If the Committee determines that any Person to whom any payment is to be made under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due will be paid to the duly appointed guardian or other legal representative of such Person. Payment will be made under this Section 5(g) only after the receipt by the Committee of documentation satisfactory to the Committee evidencing such legal status.
     (h) Expiration of PARs: PARs granted under this Plan to any Grantee will terminate, and the Company will have no further obligation to such Grantee, upon the earlier to occur of (i) the exercise or deemed exercise of such PARs and the payment of the Grantee’s Account and AH Distributions under this Section 5; or (ii) the cancellation or forfeiture of such PARs under the terms of this Plan.
SECTION 6 VALUATION:
     (a) General: Solely for purposes of this Plan, the Company Enterprise Value, Net Company Value, Plan Value and the Value of an Equity Unit shall be determined in good faith by the Committee as promptly as practicable after each Valuation Date.
     (b) Valuation Report: The Valuation Report will be completed and provided to all Grantees within a reasonable time after each Valuation Date. The Company anticipates that it will complete the Valuation Report within approximately 90 days after each Valuation Date.
     (c) Adjustment to Value Determinations Upon Corporate Events: Notwithstanding any other provision of this Plan, if at any time the Company is a corporation and if the common stock of the Company becomes publicly traded on or after a Valuation Date and prior to the delivery of the Valuation Report for such Valuation Date, then the Net Company Value for such Valuation Date shall be determined by the Committee in good faith, taking into consideration the Market Price for the Company stock on the date the Company stock becomes publicly traded.
SECTION 7 MISCELLANEOUS:
     (a) Modification and Termination of Plan:
          (i) To the extent permitted under Code Section 409A, and subject to satisfaction of all requirements thereof, the Company has the discretion to deem all outstanding vested PARs exercised and to terminate this Plan pursuant to irrevocable action taken by the Company within 30 days preceding or 12 months following a Change in Control (including a Change in Control of a corporation with respect to which the Company is a disregarded entity for federal income tax purposes, treating such corporation as the Company for purposes of determining whether a Change in Control has occurred), provided that all other agreements, methods, programs, and other arrangements required under Code Section 409A to be terminated (“Aggregated Arrangements”) also are terminated and the Company pays all Accounts and AH Distributions to Grantees within 12 months following such Change in Control and all amounts due under such Aggregated Arrangements to participants therein within 12 months of the date on which all necessary action is irrevocably taken to terminate and liquidate the Aggregated Arrangements. In such case, the PAR Value of such vested PARs will be determined utilizing Change in Control Net Company Value.
          (ii) Other than as set forth in Section 7(a)(i) above, the Company has the discretion to deem all outstanding vested PARs exercised and to terminate and liquidate this Plan at any time to the extent permitted under, and subject to satisfaction of all requirements of, Code Section 409A. In such case, (A) the PAR Value of such vested PARs will be determined utilizing Plan Value as of (1) the Valuation Date immediately preceding the date of Plan termination (or if such Plan termination occurs on a Valuation Date, the Valuation Date coinciding with the date of such Plan termination), if such termination occurs within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to USC §503(b)(1)(A), or (2) the Valuation Date immediately preceding the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan (or if such action is taken on a Valuation Date, the Valuation Date coinciding with the date of such action) if such Plan termination occurs at any other time permitted under Code Section 409A, and (B) payments in liquidation of the Plan shall be made as soon as administratively practicable following the earliest date permitted under Code Section 409A for making such payments.
          (iii) The Company reserves the right to amend or terminate this Plan, or to suspend the grant of PARs under this Plan, at any time and from time to time in any manner it determines; provided that payment from this Plan is permitted only under the express terms of this Plan and any Grant Agreement.
          (iv) No PARs may be granted after the Plan Expiration Date. PARs that are outstanding on the Plan Expiration Date will continue to be subject to the terms of this Plan through the PAR Expiration Date. Upon termination of this Plan, all Accounts and AH Distributions will be paid in compliance with the terms of this Plan and all unvested PARs will be canceled. Upon the payment of Accounts and AH Distributions after any termination of this Plan, no Person will have any further interest under this Plan and no Grantee or Beneficiary will be entitled to any further payment under this Plan.
     (b) Interest in this Plan Nonassignable: No Grantee will have any right to sell, assign, dispose of, transfer, convey or otherwise alienate (“Transfer”) any PAR granted under this Plan or the right to receive payment for any vested PAR, other than by designation of a Beneficiary under the applicable Grant Agreement or by will or the laws of descent and distribution, and all PARs and the right to payment therefor (including any right the payment of an Account or any AH Distributions to which a Grantee may be or become entitled) are expressly declared nonassignable and nontransferable. Any purported Transfer in violation of this Section will be void and will be given no effect by the Company or any other Employer.
     (c) Termination of Employment: Neither this Plan nor any action taken under this Plan will be construed as giving any Grantee any right to be retained in the employ of any Employer, and the right to dismiss any Grantee at any time with or without cause is specifically reserved to each Employer, subject to the provisions of any employment agreement between the Grantee and the Employer.

     (d) Authority to Interpret this Plan: The Committee will have the authority to administer and interpret the provisions of this Plan and to establish rules and procedures for the administration of the Plan, and the Committee’s determination will be binding and conclusive on all parties. All interpretations, decisions and determinations required or permitted to be made or taken by the Committee will be made or taken by the Committee in its discretion. All interpretations, decisions and determinations taken by the Committee which are not inconsistent with the terms of this Plan will be final, binding and conclusive on the Employers, Grantees, Beneficiaries and all other Persons having dealings with this Plan.
     (e) Compliance With Code Section 409A: This Plan is intended to comply in all respects with the provisions of Code Section 409A, any regulations promulgated under Code Section 409A, and any final guidance issued by the Internal Revenue Service relating to Code Section 409A and shall be operated and interpreted in a manner consistent therewith. Without limiting the generality of the foregoing, it is intended that the modifications to this Plan relating to the making of AH Distributions comply in all respects with Notice 2007-86, Notice of Additional 2008 Transition Relief under Section 409A. As provided in such Notice, with respect to amendments to change a time and form of payment under the Plan made on or after January 1, 2008 and on or before December 31, 2008, the amendments shall apply only to amounts that would not otherwise be payable in 2008 and shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.
     (f) Effect of this Plan: This Plan will be binding upon and inure to the benefit of the Employers, their successors, the Grantees and the Beneficiaries.
     (g) Applicable Law: This Plan will be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
     (h) Counterparts: This Plan may be executed in any number of counterparts, each of which will be deemed to be an original instrument, but all of which taken together will constitute but one instrument.
     (i) Complete Agreement: This Plan, along with any Grant Agreement entered into with a Grantee, will constitute the entire understanding and agreement between the Company and such Grantee with respect to the subject matter hereof. The provisions of this Plan will govern in the event of any inconsistency between any Grant Agreement and this Plan, unless otherwise determined by the Committee.
     (j) Waiver of Breach: The waiver by the Company of a breach or violation of any provision of this Plan will not operate as, or be construed to be, a waiver of any subsequent breach of the same or the provisions hereof.
     (k) Severability: If any provision of this Plan, or the application of such provision to any Person or circumstance, is found by any court of competent jurisdiction to be unenforceable for any reason, such provision may be modified or severed from this Plan to the extent necessary to make such provision enforceable against such Person or in such circumstance. Neither the unenforceability of such provision nor the modification or severance of such provision will affect (i) the enforceability of any other provision of this Plan or (ii) the enforceability of such provision against any Person or in any circumstance other than those against or in which such provision is found to be unenforceable.
     (l) Headings: The headings of the Sections of this Plan are solely for convenience and reference and will not limit or otherwise affect the meaning of any of the terms or provisions of this Plan.
     (m) Terms: Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Plan. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. The word day means a calendar day, unless otherwise indicated.
     (n) Notices: All notices and other communications delivered pursuant to this Plan will be in writing and will be deemed to have been duly given to a party when delivered in person to such party (or, in the case of a corporate party, to the General Counsel thereof), or when delivered prepaid by recognized overnight courier (as reflected in the records of such courier), on the date sent by facsimile (with receipt confirmed), or three business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service and sent to the address set forth below:
          (i) If to the Company, to its primary office marked “Attention: General Counsel.”
          (ii) If to a Grantee, to the address maintained for such Grantee on the books and records of the Employer of such Grantee.
          (iii) Any person may change the address(es) to which notices are required to be sent by giving notice of such changes in the manner provided in this Section; provided that such notice will not be effective until actual receipt by the addressee.
     IN WITNESS WHEREOF, this Plan is approved and executed by the individual authorized by the Company.

ASCENT MEDIA GROUP, LLC
By:	/s/ William R. Fitzgerald

Title:	Chairman

Date:	September 9, 2008

SCHEDULE I
Major Assumptions for Determining
NS Contracted EBITDA, NS Contracted Free Cash Flow and DCF Component
Part 1 — Assumptions for Calculation of NS Contracted EBITDA:
1.	Includes all playout and distribution contracts with terms greater than 1 year and annual revenues greater than $100K

2.	Capex for qualifying contracts is assumed to be approved and incurred in the same year

3.	If management believes there is a reasonable likelihood the contract will be renewed, the contract is included in the “renewal” category

4.	Renewals are treated as follows:
(a)	All contracts in the renewal category have two renewals

(b)	All renewals are for the same term as the current deal

(c)	A revenue escalator of 3% is used for each renewal with margins staying flat, with the revenue escalator applied against the new revenue rate of the renewed contract

(d)	For all contracts other than large Capex projects:
(i)	Capex for contract renewals is the same as for the original, underlying contract (except for large Capex projects, such as A&E, Discovery UK and Discovery Asia)

(ii)	All first renewals (other than large Capex projects such as A&E, Discovery UK and Discovery Asia), are calculated using 80% of the revenue, EBITDA and Capex amounts calculated pursuant to items 4(c) and 4(d)(i) above on a year by year basis

(iii)	All second renewals of contracts (other than large Capex projects such as A&E, Discovery UK and Discovery Asia), are calculated using 50% of the revenue, EBITDA and Capex amounts calculated pursuant to items 4(c) and 4(d)(i) above on a year by year basis
(e)	For large Capex projects (such as A&E, Discovery UK and Discovery Asia):
(i)	Capex for contract renewals on large Capex projects (such as A&E, Discovery UK and Discovery Asia) is estimated to be an amount equal to 50% of the Capex under the original contract

(ii)	Revenue and EBITDA for contract renewals on large Capex projects (such as A&E, Discovery UK and Discovery Asia) is calculated assuming the same IRR’s as the original deal with 50% of the Capex

SCHEDULE I
(cont’d)
Major Assumptions for Determining
NS Contracted EBITDA, NS Contracted Free Cash Flow and DCF Component
Part 2 — Assumptions for Calculation of NS Contracted Free Cash Flow:
1.	Revenue, EBITDA and Capex from above contracts is adjusted to deduct for Overhead

2.	Overhead is defined as: “Content overhead”, “Network administration” and “Corporate overhead”

3.	“Content overhead” is 17% of contractual revenues, or the appropriate prorata share at the time of calculation.

4.	“Network administration” is contractual revenues as a percentage of total network revenues multiplied by the Network admin budget

5.	“Corporate overhead” is contractual revenues as a percentage of total Ascent Media Group revenues multiplied by the worldwide corporate budgeted expenses

6.	NPV calculation extends through end of all second renewals

7.	Discount rate is 10%

8.	All overhead (content, network and corporate) are fixed as a percentage of contractual revenues in base year and continued over the NPV term

EXHIBIT A
PAR GRANT AGREEMENT
     This PAR Grant Agreement (this “Agreement”) is made and entered into between Ascent Media Group, LLC, a Delaware corporation (“the Company”), and                      (“Grantee”) as of this ___ day of                      200_.
1. Definitions. All capitalized terms not otherwise defined in this Agreement will have the meanings given such terms in the Ascent Media Group, LLC 2006 Long-Term Incentive Plan (As Amended and Restated Effective September 9, 2008 (the “Plan”), a copy of which is attached hereto as Exhibit I and is by this reference made a part hereof.
2. Grant of PARs. The Grantee is hereby granted ___PARs under the Plan. This Grant is conditioned upon the Grantee’s acceptance of all of the terms and conditions of the Plan. The grant, vesting, exercise and all other matters affecting or otherwise relevant to such PARs will be governed by the Plan, and the Grantee agrees that the Grantee will be bound by all of the terms and conditions of the Plan (including the non-competition, confidentiality and non-solicitation provisions of Section 2 of the Plan).
3. Grant Date. The Grant Date of the PARs granted under this Agreement is                     , 200_.
4. Grant Value. The Grant Value of each PAR granted under this Agreement is $                    .
5. Vesting. The Grantee will become vested in the PARs granted above in accordance with the provisions of Section 4(b)(i) of the Plan.
6. [Optional Section to be customized for application to each Grantee: Application of Forfeiture Provisions for Misconduct. The Grantee is a Grantee whose PARs will be subject to the Forfeiture for Misconduct provisions set forth in this Section. If (i) a material restatement of any consolidated financial statement of DHC and its consolidated subsidiaries (including the Company) is required and, in the reasonable judgment of the Committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws, and (B) such noncompliance is a result of misconduct by or on the part of the Grantee; or (ii) in the reasonable judgment of the Committee, the Plan Value as of any Valuation Date or Material Disposition Valuation Date is higher than would have been the case had one or more facts or circumstances been disclosed to the Committee (“Overstated Plan Value”) and the omission of such disclosure is a result of misconduct by or on the part of the Grantee, the Grantee will repay to the Company Forfeitable Benefits received by the Grantee in such amount as the Committee may reasonably determine, taking into account any factors deemed relevant by the Committee. “Forfeitable Benefits” means any and all cash and/or shares received by the Grantee (i) upon the deemed exercise during the Misstatement Period of any PARs held by the Grantee, or (ii) upon the deemed exercise of any PARs held by the Grantee if the PAR Value of such PARs was determined using the Overstated Plan Value. “Misstatement Period” means the

12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement. Additional modifications:                                         .]
7. Beneficiary Designation. In the event of the death of the Grantee, the Grantee designates the Person or Persons named on Exhibit II as his or her Beneficiary. The Grantee may change his or her Beneficiary designation only by giving written notice of such change to the Company in accordance with the terms of the Plan.
8. Grantee Representations. The Grantee represents as follows:
     a. The Grantee has such knowledge and experience in financial and business matters that the Grantee is capable of evaluating the merits of entering into this Agreement.
     b. The Grantee has been provided a copy of the Plan, has had the opportunity to review the Plan and ask the Company and the Company questions regarding the Plan, understands that the grant of PARs under this Agreement is subject to the terms of the Plan, and understands the terms of the Plan, including the provisions relating to the grant, vesting, exercise, expiration, cancellation and forfeiture of PARs.
     c. By virtue of the Grantee’s position with the Company or based on information furnished by the Company or the Grantee is familiar with the business, earnings, condition, properties and business prospects of the Company and the Employers.
     d. The Grantee understands and acknowledges that (i) the obligations of the Company under this Agreement are not funded in any way, and that the Grantee will have rights only of a general creditor based solely on the Company’s unfunded and unsecured promise to make payments under and in accordance with the Plan; (ii) because this Plan does not involve an equity investment in the Company or the Employers, the Grantee has a right to benefit from further appreciation in the Company without risking any capital and without the risk of a beneficial owner that the value of the Company may decline substantially; and (iii) the grant of PARs under this Agreement is not an assurance of continued employment by the Company or any Employer.
     e. The Grantee understands that the Company is entering into this Agreement in reliance on the agreements, representations and acknowledgments of the Grantee set forth in this Agreement.
     f. The representations of the Grantee set forth in this Section will survive the expiration of this Agreement.
9. Arbitration. If any controversy, claim or dispute arises out of or in any way relates to the Plan or this Agreement, the alleged breach thereof or the Grantee’s employment with the Company or any Employer or termination therefrom, including without limitation, any and all claims for employment discrimination or harassment, civil tort and any other employment laws, excepting only claims which may not, by statute, be arbitrated, each of the Company (and its directors, officers, employees or agents) and Grantee agree to submit any such dispute exclusively to binding arbitration. Each of the Company and Grantee acknowledge that they are relinquishing their right to a jury trial in civil court. The parties agree that arbitration is the exclusive remedy for all disputes arising out of or related to the Grantee’s employment with the Company or any other Employer. The arbitration shall be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards. Arbitration shall be commenced and heard in Los Angeles County, California or in the city in which the Grantee was last employed by the Company or any other Employer, if such city is not in Los Angeles County. Only one arbitrator shall preside over the proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Delaware or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Company and the Grantee as though the dispute were pending in California state court. The arbitrator shall have the ability to rule on pre-hearing motions, as though the matter were in a California state court, including the ability to rule on a motion for summary judgment. The fees of the arbitrator and any other fees for the administration of the arbitration that normally would not be incurred if the action were brought in a court of law (e.g., filing fees in excess of $150, room rental fees, etc.) shall be paid by the Company. The arbitrator must provide a written decision which is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.
10. Miscellaneous.
     a. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
     b. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original instrument, but all of which taken together will constitute but one instrument.
     c. This Agreement, along with the Plan, will constitute the entire understanding and agreement between the Company and the Grantee with respect to the subject matter hereof. The provisions of the Plan will govern in the event of any inconsistency between this Agreement and the Plan, unless otherwise determined by the Committee.
     d. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is found by a court of competent jurisdiction to be unenforceable for any reason, such provision may be modified or severed from this Agreement to the extent necessary to make such provision enforceable against such Person or in such circumstance. Neither the unenforceability of such provision nor the modification or severance of such provision will affect (i) the enforceability of any other provision of this Agreement or (ii) the enforceability of such provision against any Person or in any circumstance other than those against or in which such provision is found to be unenforceable.
     The Company and the Grantee have executed this Agreement as of the date first above written.

ASCENT MEDIA GROUP, LLC

By:

Title:

GRANTEE

Exhibit II
BENEFICIARY DESIGNATION
FOR
THE ASCENT MEDIA GROUP, LLC 2006 LONG TERM INCENTIVE PLAN
(As Amended and Restated Effective as of September 9, 2008)
INSTRUCTIONS: Complete the following table with information about your principal Beneficiary and your contingent (secondary) beneficiaries for your interest under the Ascent Media Group, LLC 2006 Long Term Incentive Plan (As Amended and Restated Effective as of September 9, 2008) (the “Plan”). This Beneficiary designation will apply to your entire vested interest in the Plan as of your date of death.
Primary Beneficiary:

Name:

Address:

Telephone Number:

Social Security Number:

Relationship to Grantee:
Secondary Beneficiary: (Applicable if Primary Beneficiary predeceases the Grantee)

Name:

Address:

Telephone Number:

Social Security Number:

Relationship to Grantee:
This designation may be changed or revoked by you at any time. A Beneficiary designation, change, or revocation is effective upon receipt by the Committee. Payment will be made to a Beneficiary only if such Beneficiary survives the Grantee.

Date	Grantee’s Signature
— THE ELECTIONS MADE UNDER THIS FORM ARE NOT EFFECTIVE UNTIL
RECEIVED BY THE COMMITTEE —